Exhibit 99.1 For Immediate Release

COMPETITIVE TECHNOLOGIES, INC. REPORTS
SECOND QUARTER FISCAL 2006 RESULTS

Fairfield, CT (March 9, 2006) - Competitive Technologies, Inc. (AMEX: CTT) today announced a net loss of $0.6 million, or $0.09 per share, for its fiscal second quarter ended January 31, 2006. This compares to net income of $4.0 million, or $0.54 per diluted share, for the second quarter of the prior fiscal year.

Retained royalties for the quarter ended January 31, 2006, were $1.2 million, a decrease of $5.5 million, or 83%, compared to $6.7 million of retained royalties for the same period in the prior year. However, the prior year included approximately $5.8 million of one-time upfront license fees relating to new homocysteine testing licenses granted in the prior year. Excluding these one-time upfront fees, retained royalties increased $0.2 million, or approximately 23% over the same period of the prior year. Total revenues for the quarter ended January 31, 2006, were $1.3 million, compared to $6.8 million in the same period of the prior year, with the decrease owing to the decrease in retained royalties, partially offset by an increase in interest income due to higher cash balances and higher interest rates compared to the prior year.

Expenses overall decreased approximately $0.9 million in the quarter ended January 31, 2006, compared to the prior year quarter. Personnel and direct expenses decreased $1.0 million, principally due to less commission and incentive compensation in the current year compared to the prior year, offset by increases totaling approximately $0.2 million for non cash employee stock option compensation expense, and recruiting expense incurred to add professional staff to build up our business development capabilities. General and administrative expenses increased $0.2 million, principally due to non cash stock option compensation expense for option issuances to directors, and legal expenses incurred to defend the Company against claims filed against CTT by the Company’s former President and Chief Executive Officer. The non cash stock option compensation expenses were new this year due to the implementation on August 1, 2005 of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment” (“FAS 123R”).

“Our focus is on achieving long-term growth, and the short term results are not unexpected,” said Michael D. Davidson, CTT’s Vice President and Chief Financial Officer. “Last year, most of our retained royalties were from one-time upfront license fees, the magnitude of which will fluctuate from year-to-year, sometimes significantly. Without the upfront license fees, homocysteine revenues increased over last year. We believe that our homocysteine revenues would have been higher if not for certain suspected infringers who may be avoiding royalty payments, which has a negative impact on our business. We are continuing our enforcement activities against suspected infringers, and have accelerated our normal audit program of our licensees to make sure we are capturing all of the revenues due to us under our licenses. We expect these efforts to be productive.”

Dr. D. J. Freed, CTT’s President and Chief Executive Officer added, “Our primary focus this fiscal year has been to invest in our business for long-term growth and achieve our strategic goal of building future sustainable, recurring revenues. We are in discussions with more than a dozen prospective new university clients, and we are talking with more on an almost daily basis. We expect to add to our portfolio of technologies at a much higher rate than in the past. We have increased our licensing activities as well. To ensure that we capitalize on these opportunities, as planned we have been building our team, and are excited with the business development team that we have assembled. We believe that we have the professional staff and technologies pending or in place to increase the number of licenses that we execute, which in turn should increase revenues and generate increased shareholder value, not just in the short term but for the next five to ten years.”

For the six months ended January 31, 2006, CTT incurred a net loss of $1.0 million, or $0.13 per share, compared to net income during the same period of the prior year of $4.9 million, or $0.70 per diluted share. Retained revenues for the six months ended January 31, 2006, were $2.4 million, compared to $7.4 million in the prior year. The principal reason for the decrease in retained revenues was the upfront license fees described above that occurred last year but did not recur in the current year. Total revenues for the first half of the current fiscal year were $2.6 million, compared to $9.2 million for the first half of the prior fiscal year. In addition to the decrease in retained revenues, during the first half of last year a total of approximately $1.5 million of revenue was received for a legal settlement and a dividend from one of our investments, neither of which recurred in the current year.

Total expenses for the six months ended January 31, 2006, decreased $0.6 million, to $3.6 million from $4.2 million incurred during the same period of the prior year. Personnel and other direct costs decreased $1.1 million, for the same reasons described above for the quarter. General and administrative expenses increased $0.7 million, principally due to an increase in legal costs to defend the Company against claims filed by our former President and Chief Executive Officer, other claims related to former employees, and an increase in directors fees due to the expensing this year of stock options issued to the directors due to the implementation of FAS 123R.

CTT will hold a conference call at 11:00 a.m. EDT on March 9, 2006 to discuss results. Investors and others are invited to listen to the broadcast live and ask questions by dialing in at (800) 289-0496 (U.S./Canada) or (913) 981-5519 (International). The call will be web cast live over the Internet at http://www.competitivetech.net in the Investor Relations section. A replay of the call will be available the following day on our website.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life and physical sciences, electronics, and nanotechnologies developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit our website at: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on October 13, 2005, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.
Tel. (212) 754-6565; Fax (212) 754-4333
E-mail: jdjohnson@strategic-ir.com
E-mail: ctt@competitivetech.net

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share amounts)

	Three months ended		Six Months ended
	January 31,		January 31,
	2006	2005	2006	2005
Revenues
Retained royalties	$1,152	$6,687	$2,390	$7,442
Royalty legal awards	—	—	—	815
Dividends received	—	—	—	679
Investment income	109	64	236	213
Other income	10	32	12	65
	1,271	6,783	2,638	9,214

Expenses
Personnel and other direct expenses relating to revenues	1,105	2,095	1,994	3,119
General and administrative expenses	761	567	1,531	815
Patent enforcement expenses, net of reimbursements	58	114	99	284
	1,924	2,776	3,624	4,218
Income (loss) before income taxes	(653)	4,007	(986)	4,996
Provision (benefit) for income taxes	(12)	50	(12)	71
Net income (loss)	$(641)	$3,957	$(974)	$4,925

Net income (loss) per common share:
Basic	$(0.09)	$0.60	$(0.13)	$0.76
Diluted	$(0.09)	$0.54	$(0.13)	$0.70

Weighted average number of common
shares outstanding:
Basic	7,507	6,633	7,495	6,517
Diluted	7,507	7,353	7,495	7,027

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share amounts)

	January 31,	July 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$12,222	$14,280
Receivables	5,883	4,086
Prepaid expenses and other current assets	794	272
Total current assets	18,899	18,638

Equity securities	459	558
Prepaid royalties	75	75
Deferred equity financing costs, net	—	96
Intangible assets, net	29	39
Property and equipment, net	62	35
TOTAL ASSETS	$19,524	$19,441

Current liabilities:
Accounts payable	$668	$643
Accrued expenses and other liabilities	2,820	4,690
Total current liabilities	3,488	5,333

Non-current royalties payable	1,157	—

Commitments and contingencies
Shareholders' interest:
5% preferred stock, $25 par value, 35,920 shares authorized, 2,427 shares issued and outstanding	61	61
Common stock, $.01 par value, 20,000,000 shares authorized, 7,669,333 and 7,326,749 shares issued, respectively	77	73
Capital in excess of par value	33,005	31,285
Accumulated deficit	(18,018)	(17,044)
Accumulated other comprehensive loss	(246)	(267)

Total shareholders' interest	14,879	14,108

TOTAL LIABILITIES AND SHAREHOLDERS' INTEREST	$19,524	$19,441